Exhibit 99.1

National Interstate Corporation Announces 2005 Third Quarter Financial Results

RICHFIELD, Ohio, November 8, 2005/PRNewswire-FirstCall via COMTEX/—National Interstate Corporation (Nasdaq: NATL) today reported net income for the third quarter ended September 30, 2005 of $8.2 million ($.43 per share diluted), compared to $4.7 million ($.31 per share diluted) for the third quarter of 2004. The 74.7% increase in net earnings for the third quarter of 2005 reflects a 28.7% increase in earned premium, a 4.6 point improvement in the GAAP combined ratio, and a 35.1% increase in net investment income. Net income for the first nine months of 2005 increased by $6.2 million to $22.4 million ($1.18 per share diluted), compared to $16.1 million ($1.05 per share diluted) for the same period of 2004. The per share comparisons for both periods are affected by the increase in shares outstanding in 2005 resulting from the Initial Public Offering completed in February 2005.

The GAAP combined ratio was 82.5% for the third quarter of 2005, compared to 87.1% for the same period in 2004. The loss and loss adjustment expense ratio of 62.9% for the third quarter of 2005 was 2.6 points higher than the same period last year and consistent with our expectations. The underwriting expense ratio was 19.6% for the third quarter of 2005, compared to 26.8% for the third quarter of 2004. The decrease in the underwriting expense ratio is a result of several factors including (i) the Company continuing to monitor and control fixed expenses as the Company’s business grows, (ii) increased retention on public transportation products that contributes to a decrease in the expense ratio as the additional retained written premium is earned, (iii) a reduction in estimated expenses for insolvencies and other state fees and (iv) a reclassification of expenses related to assigned risk business, which had no impact on net income. The estimated impact of non-recurring items (iii) and (iv) on the underwriting expense ratio for the quarter ended September 30, 2005 was a reduction of 3.4 points. The GAAP combined ratio for the first nine months of 2005 was 82.4%, compared to 84.1% for the same period of 2004.

Alan Spachman, Chairman and President of National Interstate Corporation, said, “We had an exceptional third quarter in all aspects of our business. Our year-to-date results remain strong, and we are well-positioned as we head into the final quarter of the year.”

Hurricane Update

During the third quarter of 2005, there were two major hurricanes, Hurricane Katrina and Hurricane Rita, which affected many property and casualty insurers. A third major hurricane, Hurricane Wilma, hit the United States in October 2005. Relative to the rest of the insurance industry, the Company and its principal insurance subsidiary National Interstate Insurance Company have had limited exposure and losses from hurricanes. The Company does not offer property insurance coverages outside of Hawaii and Alaska, which limits its exposure from hurricanes. During the third quarter of 2005, the company incurred losses of approximately $1.3 million related to the hurricanes. These losses are reflected in the Company’s September 30, 2005 financial statements. Since September 30, 2005, the Company has incurred additional hurricane-related losses, primarily from Hurricane Wilma. Total estimated losses from all hurricanes that have occurred thus far in 2005 are not expected to exceed $3 million. Hurricane losses in 2005 are comparable to hurricane losses recorded in the third and fourth quarters of 2004.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is a specialty property and casualty insurance company with a niche orientation and focus on the transportation industry. National Interstate differentiates itself within its markets by offering insurance products and services designed to meet the unique needs of targeted insurance buyers that we believe are underserved by the insurance industry. Our core products include property and casualty insurance for transportation companies, group captive insurance programs for transportation companies that we refer to as our alternative risk transfer operations, specialty personal lines, primarily recreational vehicle coverage, and transportation and general commercial insurance in Hawaii and Alaska. We offer our products through multiple distribution channels including independent agents and brokers, affiliated agencies and the Internet. Our insurance subsidiaries are rated “A” (Excellent) by A.M. Best Co. Ohio-based National Interstate, a subsidiary of American Financial Group, Inc. (NYSE: AFG; Nasdaq), is headquartered in Richfield, Ohio, near Cleveland, Ohio.

Forward Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this Form 10-Q relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Accordingly, we cannot provide assurance that actual results will not differ from those expressed or implied by the forward-looking statements. Factors that could contribute to these differences include, among other things: general economic conditions and other factors, including prevailing interest rate levels and stock and credit market performance which may affect (among other things) our ability to sell our products, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; customer response to new products and marketing initiatives; tax law changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations.

The forward-looking statements herein are made only as of the date of this report. The Company assumes no obligation to publicly update any forward-looking statements.

Contact:

Tanya Inama

877-837-0339

investorrelations@nationalinterstate.com

	Three months ended September 30,		Nine months ended September 30,
	2005	2004 (a)	2005	2004 (a)
Operating Data:
Gross premiums written	$56,985	$43,310	$232,698	$192,715

Net premiums written	$47,049	$36,267	$177,952	$140,319

Premiums earned	$52,866	$41,072	$142,466	$114,486
Net investment income	3,178	2,353	8,985	6,180
Net realized gains	178	126	484	1,282
Other income	559	532	1,474	1,440

Total revenues	56,781	44,083	153,409	123,388
Losses and loss adjustment expenses	33,254	24,780	87,041	68,132
Commissions and other underwriting expense	8,577	9,897	25,307	24,355
Other operating and general expenses	2,322	1,640	6,558	5,269
Interest expense	340	531	1,063	1,059

Total expenses	44,493	36,848	119,969	98,815

Income before income taxes	12,288	7,235	33,440	24,573
Provision for income taxes	4,040	2,514	11,082	8,458

Net income	$8,248	$4,721	$22,358	$16,115

Per Share Data:
Earnings per common share, basic	$0.43	$0.31	$1.20	$1.07
Earnings per common share, assuming dilution	$0.43	$0.31	$1.18	$1.05
Book value per common share, basic (at period end)	7.00	4.28	7.00	4.28
Weighted average number of common shares outstanding, basic	18,985	15,101	18,634	15,050
Weighted average number of common shares outstanding, diluted	19,229	15,473	18,885	15,407
Common shares outstanding at period end	19,024	15,530	19,024	15,530

GAAP Ratios:
Losses and loss adjustment expense ratio	62.9%	60.3%	61.1%	59.5%
Underwriting expense ratio	19.6%	26.8%	21.3%	24.6%

Combined ratio	82.5%	87.1%	82.4%	84.1%

Return on equity (c)	25.4%	30.3%	21.7%	27.7%
Average shareholders’ equity	$130,071	$62,353	$103,008	$58,085

	At September 30, 2005	At December 31, 2004
Balance Sheet Data (GAAP):
Cash and investments	$313,954	$238,951
Reinsurance recoverable	74,012	63,128
Total assets	543,311	401,236
Unpaid losses and loss adjustment expenses	213,683	171,031
Long-term debt (b)	16,610	32,547
Total shareholders’ equity	$133,226	$72,789

Statutory Data: (d)
Policyholder Surplus (Statutory) (e)	$113,163	$92,124

(a)	2004 net income and earnings per share reflect a correction from amounts previously disclosed (refer to September 30, 2005 Form 10-Q).

(b)	Long-term debt at December 31, 2004 includes a $15 million loan from Great American Insurance Company that was paid in full in February 2005.
(c)	The ratio of net income to the average of shareholders’ equity at the beginning and at end of the period.
(d)	While financial data is reported in accordance with accounting principles generally accepted in the United States, or GAAP, for shareholder and other investment purposes, it is reported on a statutory basis for insurance regulatory purposes. Certain statutory expenses differ from amounts reported under GAAP. Specifically, under GAAP, premium taxes and other variable costs incurred in connection with writing new and renewal business are capitalized and amortized on a pro rata basis over the period in which the related premiums are earned. On a statutory basis, these items are expensed as incurred. In addition, certain other expenses, such as those related to the expensing or amortization of computer software, are accounted for differently for statutory purposes than the treatment accorded under GAAP.
(e)	The statutory policyholder surplus of National Interstate Insurance Company, which includes the statutory policyholder surplus of its subsidiary, National Interstate Insurance Company of Hawaii.